Exhibit 99.2

RGS Energy First Quarter 2017

Supplemental Financial Information

Residential Segment Results:

(000’s omitted)

	1st Quarter 2017	4th Quarter 2016	1st Quarter 2016
Revenue	$3,634	$4,800	$3,752
Cost of goods sold	3,032	3,502	3,315
Gross margin	602	1,298	437
Gross margin %	9%	27%	12%
Operating expenses	1,654	1,125	1,701
Operating income (loss)	$(1,052)	173	$(1,264)

Other Information:
Gross Sales	$2,953	$2,529	$5,270
Net Cancellations	1,047	1,757	1,250
Net Sales	$1,906	$772	$4,020

Backlog	$4,462	$5,934	$9,838
Number of rooftops installed	113	138	107

Sunetric Segment Results:

(000’s omitted)

	1st Quarter 2017	4th Quarter 2016	1st Quarter 2016
Revenue	$19	$339	$1,187
Cost of goods sold	302	379	1,541
Gross margin	(283)	(40)	(354)
Gross margin %	-	-12%	-30%
Operating expenses	521	438	444
Operating income (loss)	$(804)	$(478)	$(798)

Other Information:
Gross Sales	$82	$26	$203
Net Cancellations	-	129	(47)
Net Sales	$82	$(103)	$250

Backlog	$2,530	$2,448	$6,345
Number of rooftops installed	-	5	14

Corporate Segment:

(000’s omitted)

	1st Quarter 2017	4th Quarter 2016	1st Quarter 2016
General and administrative expenses	$1,515	$1,257	$1,386
Stock based compensation	178	191	165
Depreciation	104	103	102
Other	63	-	24
Operating income (loss)	$(1,860)	$(1,551)	$(1,677)

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Cash Used in Operations:

(000’s omitted)

	1st Quarter 2017	4th Quarter 2016
Cash used in operations as shown in the Cash Flow Statements	$4,152	$5,787
Adjustments:
Payment on 30+ days payable	(2,101)	(3,108)
Prepayments & deposits	(509)	(639)
Cash used in current operations	$1,542	$2,040
Monthly average	$514	$680

Other information:
End of quarter accounts payable greater than 30 days	$575	$1,400
Payments for revenue growth strategy	$587

Note about Non-GAAP Measures

Cash used in current operations is not a GAAP measurement of cash from operations.

The company is presenting this non-GAAP measure, including the reconciliation above to the GAAP measure of cash used in operations, to provide additional insight into the current cash used by the company.

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